UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 30, 2012

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

000-53894 (Commission File Number)	27-0455607 (I.R.S. Employer Identification No.)

3801 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)	89109 (Zip Code)

(702) 739-2722
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  (c) and (d) Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 30, 2012, the board of directors of Tropicana Las Vegas, Inc. (the “Company”), a wholly owned subsidiary of Tropicana Las Vegas Hotel and Casino, Inc. appointed Daniel M. Wade (age 60) to the position of President and Chief Operating Officer of the Company. Mr. Wade has 37 years of experience in hospitality and gaming including leading management teams through the concept, design, development and operational phases of top-earning hotels and gaming resorts worldwide.

Prior to joining the Company, Mr. Wade served: (i) as Chief Operating Officer of ELAD IDB LV LLC (formerly the Plaza Hotel Las Vegas) from August 2007 thru January 2009; (ii) as Chief Operating Officer of the Paramount Hotel & Condo Las Vegas from April 2006 until August 2007; (iii) as Vice Chairman of the Board of MGM Mirage, Inc (now known as MGM Resorts International) from May 2002 until April 2006; and (iv) as Co-Chief Executive Officer of MGM Grand, Inc. (now known as MGM Resorts International) from January 1999 until May 2002.  Mr. Wade has held various key leadership roles focusing on every aspect in hotel and gaming operations.  Mr. Wade currently serves as a member on the board of director of Shuffle Master, Inc., where he is a member of the Governance, Audit and Chairman of the Compensation Committees.  Mr. Wade received a Bachelor of Science degree in education from the University of Nevada, Las Vegas.

Pursuant to the offer, Mr. Wade will receive (i) a base salary of $450,000 per year subject to increases at the Company’s sole discretion; (ii) a performance bonus subject to the Company’s sole discretion; and (iii) other benefits similar to similarly situated employees at the Company including participating in our health insurance benefit and 401 (k) plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tropicana Las Vegas Hotel and Casino, Inc.

Date: August 2, 2012	By:	/s/ Joanne M. Beckett
Name: Joanne M. Beckett
Title: Vice President, General Counsel and
Corporate Secretary